Exhibit 99.1

Walmart Completes Acquisition of VIZIO

Acquisition will introduce new customer entertainment experiences; accelerate growth at Walmart Connect, the company’s advertising business

BENTONVILLE, Ark. Dec. 3, 2024 – Today, Walmart announced the completion of the company’s acquisition of VIZIO. The closing of the deal follows the expiration of the waiting period under federal regulations.

The acquisition of VIZIO and its SmartCast Operating System allows Walmart to serve its customers in new ways to enhance their shopping journeys. It will also bring to market new and differentiated ways for advertisers to meaningfully connect with customers at scale and boost product discovery, helping brands achieve greater impact from their advertising investments with Walmart Connect – the company’s retail media business in the U.S.

“VIZIO offers great products at great prices that customers love. They’ve always put customers at the center of their business – and that’s core to Walmart’s values and the omnichannel experiences we’re excited to roll out,” said Seth Dallaire, executive vice president and chief growth officer, Walmart U.S. “VIZIO has also expertly changed their business over time, like building and quickly scaling a profitable advertising business. Pairing it with Walmart Connect will be impactful and allow us to invest in our business even further on behalf of our customers.”

“Since the inception of VIZIO, our mission has been to provide incredible value, great technology, and award-winning innovation,” said William Wang, CEO and founder of VIZIO. “Today, with the tremendous number of resources from Walmart, we will continue to further accelerate that mission around the best home entertainment experience.”

As announced Feb. 20, 2024, Walmart signed a deal to acquire VIZIO and its SmartCast Operating System for $11.50 per share in cash, equating to a fully diluted equity value of approximately $2.3 billion.

Since its founding in 2002, VIZIO’s mission has been to deliver immersive entertainment and innovative connected home devices to consumers at great value. In recent years, VIZIO’s growing device ecosystem and its smart TV operating system, SmartCast, have amassed over 19 million active accounts, growing approximately 400 percent since 2018. VIZIO has built this customer-centric platform on its devices enabling users to stream content for free by watching ads. Building on this foundation, VIZIO created an advertising business that has continued to grow while enabling marketers to reach consumers at scale. VIZIO’s platform has a strong portfolio of direct advertiser relationships, including many of the Fortune 500. VIZIO’s Platform+ segment, which consists largely of its advertising business, now accounts for all the company’s gross profit.

Walmart Connect, the retailer’s closed-loop, omnichannel retail media business in the U.S., grew 26 percent in Q3 this year. The business offers Walmart suppliers and sellers attractive opportunities to reach their desired customers no matter where, how, and when they shop. Walmart Connect continues to innovate to bring to life distinct omnichannel solutions – across on-site and off-site digital properties and in stores – for brands of all sizes to accelerate shared growth. The business experienced 60 percent advertiser growth in Q3 of FY25, working with suppliers, emerging brands, Marketplace sellers and – more recently – nonendemic brands.

Walmart and VIZIO will continue to operate separately for the foreseeable future. William Wang will continue to lead VIZIO as CEO, reporting to Dallaire.

Transaction Details

•	Under the terms of the agreement announced Feb. 20, 2024, Walmart acquired VIZIO for $11.50 per share in cash, equating to a fully diluted equity value of approximately $2.3 billion.

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As a result of the completion of the transaction, VIZIO has become a wholly owned subsidiary of Walmart, and VIZIO’s Class A common stock will no longer be listed for trading on the NYSE, which is expected to take effect as of the close of market today. VIZIO’s business will be reported as part of the Walmart U.S. segment going forward.

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Due to certain transaction-related costs associated with the acquisition, Walmart expects the transaction to be slightly dilutive to Earnings Per Share both in the fourth quarter of fiscal year 2025 and for fiscal year 2026.

•	To finance the acquisition, Walmart plans to use cash and/or debt. Internal Rate of Return for this transaction is expected to be ahead of Walmart’s reported ROI.

About Walmart

Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better—anytime and anywhere—in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Forward Looking Statements

This release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are intended to enjoy the protection of the safe harbor for forward-looking statements created thereunder. These statements include Walmart management’s guidance regarding the impact of the transaction on Walmart, including the EPS impact, internal rate of return (IRR), the future operation of the acquired business, and potential benefits to Walmart and Walmart Connect of the transaction. Actual outcomes or results could differ materially from the forward-looking statements as a result of: changes in circumstances, assumptions not being realized or other risks, uncertainties and other factors, including: Walmart and Walmart Connect being unable to achieve the anticipated benefits of the transaction; the acquired business not performing as expected; Walmart assuming unexpected risks, liabilities and obligations of the acquired business; significant transaction costs associated with the transaction; the risk that disruptions from the transaction will harm the parties’ businesses, including current plans and operations; the ability of the parties to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; and other factors relating to the parties’ operations and financial performance. You should read this release in conjunction with Walmart’s Annual Report on Form 10-K for the year ended January 31, 2024, and its subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on our operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances, except as required by securities and other applicable laws.

Contacts

Walmart Investor Relations contact: Steph Wissink – ir@walmart.com

Media Relations contact: Julia Thornton